Exhibit 99.1

Roc Nation Announces New Start Up Platform, ARRIVE

New York, March 6, 2017 – Roc Nation, a full-service entertainment company founded by Shawn "JAY Z" Carter, announced an innovative new platform, ARRIVE, that will partner with a select group of early stage start-ups by providing them with brand services, business development, advisory and capital to drive growth in their organizations.

“ARRIVE was created to leverage our experience and resources in building brands, developing consumer facing businesses, managing artists and representing athletes. We’ve opened that diversified, global range of expertise to a new vertical: entrepreneurs and their early stage businesses” said Neil Sirni, Head of New Ventures at Roc Nation. ARRIVE also anticipates the launch of a traditional venture fund in order to, among other activities, support existing portfolio companies through their subsequent growth stages.

ARRIVE was formed through a collaboration with Primary Venture Partners (“Primary”) and GlassBridge Asset Management (“GlassBridge”). Primary will serve as a venture advisor and GlassBridge, a subsidiary of GlassBridge Enterprises Corp. (NYSE: GLA), will provide institutional and operational support.

Primary Venture Partners co-founder and General Partner, Ben Sun, said, “What Roc Nation has built so far is a true testament to their vision, capabilities and willingness to dig in and take their companies to the next level. We are thrilled to partner with the amazing team at ARRIVE and to leverage these unique resources to build the next generation of powerful brands."

In addition to ARRIVE, Roc Nation intends to formalize its focus on social impact investing later in 2017. Separately, Roc Nation and its principals continue to strengthen various partnerships to expand its presence in the high growth, early stage community.

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About Roc Nation

Since its founding in 2008, Roc Nation has grown into the world's preeminent entertainment company.  We work in every aspect of modern entertainment—with recording artists and producers, songwriters and athletes. Our client list includes some of the world's most recognizable names: from Rihanna, Shakira, J. Cole, and Big Sean to Yoenis Cespedes, Kevin Durant, Dez Bryant, and Robinson Cano. We are a full service organization, supporting our diverse roster of talent via artist management, music publishing, touring, production, strategic brand development and beyond. We've forged strong partnerships with the world's leading experts in management, technology, fashion, and philanthropy, and are redefining the business of entertainment.

About Primary Venture Partners

Primary Venture Partners is a seed-stage, New York based venture firm focused on transformative startups. Managed by co-founders and General Partners Ben Sun and Brad Svrluga, Primary serves as the first call for its portfolio companies, dedicating significant resources to best position its companies for the journey from Seed to Series A and beyond. From the Primary Expert Network, a network of over 200 seasoned technology operators and functional experts, to a Talent Program headed by NYC Tech recruiting veterans, Primary helps its founders solve their biggest tactical problems and build world-class teams from the ground up. To date, the Primary team’s successes include seed investments in Jet.com, Ticketfly, TxVia and Coupang in addition to promising startups in the portfolio including Slice, Maple, Ollie, Latch and Healthify - among others. To learn more, go to www.primary.vc.

About GlassBridge Asset Management

GlassBridge Enterprises, Inc. (NYSE: GLA) (formerly known as Imation Corp.) is a holding company. The Company actively explores a diverse range of new, strategic asset management business opportunities for its portfolio. The Company’s wholly-owned subsidiary, GlassBridge Asset Management, LLC, is an investment advisor focused on technology-driven and quantitative strategies. The Company’s partially-owned subsidiary, Nexsan Corporation, is a global enterprise data storage business.  For more information, please visit the Company’s website at www.glassbridge.com.

Media Contacts

For Roc Nation:

Jana Fleishman

Janaf@rocnation.com

For Primary:

Naomi Newman

(646) 374-1792

For GlassBridge:

Nathaniel Garnick/Amanda Klein

Gasthalter & Co.

(212) 257-4170